FOR IMMEDIATE RELEASE

December 27, 2012

Contact:  Susan M. Jordan

                 732/577-9997

UMH PROPERTIES, INC. CONTRACTS TO

ACQUIRE 10 MANUFACTURED HOME COMMUNITIES

FREEHOLD, NJ    December 27, 2012……..UMH Properties, Inc. (NYSE:UMH) announced today that it has entered into a definitive agreement to acquire 10 manufactured home communities for approximately $67.5 million. These 10 all-age communities total 1,855 sites situated on 300 acres. There are five communities located in Indiana, four communities located in Pennsylvania, and one community located in Michigan. The average occupancy for these communities is approximately 83%.

The transaction is expected to be completed during the first quarter of 2013.  This acquisition is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place in the first quarter of 2013 or at all.

UMH Properties, Inc., a publicly-owned real estate investment trust currently owns and operates fifty-seven manufactured home communities with approximately 10,600 total home sites located in New Jersey, New York, Pennsylvania, Ohio, Tennessee and Indiana.  In addition, the Company owns a portfolio of REIT securities.

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